Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kenon Holdings Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-201716) on Form S-8 of Kenon Holdings Ltd. of our reports dated April 8, 2016, with respect to the consolidated statement of financial position of Kenon Holdings Ltd. as of December 31, 2015, and the related consolidated statements of profit and loss, other comprehensive loss, changes in equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F of Kenon Holdings Ltd.

KPMG LLP
Singapore
April 21, 2016